Exhibit (a)(2)


                             CNA INCOME SHARES, INC.

                              ARTICLES OF AMENDMENT


THIS IS TO CERTIFY THAT:

          FIRST: The charter of CNA Income Shares, Inc., a Maryland corporation (the "Corporation"), is hereby amended by deleting Article FIFTH in its entirety and adding a new article to read as follows:

                     FIFTH:  Stock.

                    (1) AUTHORIZED SHARES. The total number of shares of stock which the Corporation has authority to issue is 16,000,000 shares, consisting of 15,000,000 shares of common stock, $1.00 par value per share ("Common Stock"), and 1,000,000 shares of Preferred Stock, $.01 par value per share ("Preferred Stock"). The aggregate par value of all shares of stock of the Corporation having a par value is $15,010,000. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article FIFTH, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of this paragraph.

                    (2) COMMON STOCK. The Board of Directors may reclassify any unissued shares of Common Stock from time to time in one or more classes or series of stock.

                    (3) PREFERRED STOCK. The Board of Directors may classify any unissued shares of Preferred Stock and reclassify any previously classified but unissued shares of Preferred Stock of any series from time to time, in one or more classes or series of stock.

                    (4) CLASSIFIED OR RECLASSIFIED SHARES. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland ("SDAT"). Any of the terms of any class or series of stock set or changed pursuant to clause (c) of this Section may be made dependent upon facts or events ascertainable outside the charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary filed with the SDAT.

          SECOND: The amendment to the charter of the Corporation as set forth above has been duly advised by the Board of Directors and approved by the stockholders of the Corporation as required by law.

          THIRD: The total number of shares of stock which the Corporation had authority to issue immediately prior to this amendment of the charter was 15,000,000, consisting of 15,000,000 shares of common stock, $1.00 par value per share. The aggregate par value of all shares of stock having par value was $15,000,000.

          FOURTH: The total number of shares of stock which the Corporation has authority to issue pursuant to the foregoing amendment of the charter is 16,000,000, consisting of 15,000,000 shares of common stock, $1.00 par value per share, and 1,000,000 shares of Preferred Stock, $.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $15,010,000.

          FIFTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.



                            [SIGNATURE PAGE FOLLOWS]


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          IN WITNESS WHEREOF, the Corporation has caused these Articles of
Amendment to be signed in its name and on its behalf by its President and attested to by its Secretary on this 9th day of July, 2001.

ATTEST:                                     CNA INCOME SHARES, INC.


/s/ Lynne Gugenheim
----------------------              By: /s/ Marilou R. McGirr(SEAL)
Lynne Gugenheim                        ----------------------------
Secretary                              Marilou R. McGirr
                                       President